EXHIBIT 99.2

[LETTERHEAD OF LAZARD FRERES & CO. LLC]

CONSENT OF LAZARD FRERES & CO. LLC

We hereby consent to (i) the use of our opinion letter, dated September 27, 2005, to the Board of Directors of WellChoice, Inc. (the “Company”), included as Appendix C to the Proxy Statement/Prospectus which forms a part of this Registration Statement on Form S-4 relating to the proposed merger between the Company and WellPoint, Inc. (ii) the references to such opinion in such Proxy Statement/Prospectus and (iii) the use of our name in the Registration Statement on Form S-4 relating to the proposed merger between the Company and WellPoint, Inc. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the aforementioned Registration Statement on Form S-4. In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement on Form S-4 within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Dated: October 25, 2005 LAZARD FRERES & CO. LLC

By:	/s/ Kenneth M. Jacobs
Name:	Kenneth M. Jacobs
Title:	Managing Director